NEWS RELEASE	CONTACT:	Lynn Mailliard Kohler
Manager Corporate Communications
(415) 328-4798

Willis Lease Finance Corporation Welcomes Stephen Jones to its Board of Directors

Jones brings extensive airline, senior management, and governance experience

COCONUT CREEK, FL., December 17, 2024 — Willis Lease Finance Corporation (NASDAQ: WLFC) (“WLFC” or the “Company”), the leading lessor of commercial aircraft engines and global provider of aviation services, is pleased to announce the appointment of Stephen Jones to its Board of Directors (the “Board”) effective January 1, 2025.

Mr. Jones has a 40-year career in the airline and energy industries. An engineer by training, he began in international oil and gas development, focusing on gas turbine cogeneration projects in North America and Australia. Joining Air New Zealand in 2001 as VP of Investor Relations, he played a key role in its post September 11th transformation. He managed Freedom Air, the Tasman and Pacific Islands airline, and the New Zealand domestic airline units. As Chief Network, Strategy, and Alliances Officer, he built alliances with major carriers like United Airlines and Air China and chaired the Star Alliance Management Board and Strategy Committee.

In 2017, Mr. Jones became Deputy CEO of Wizz Air, driving the growth of one of Europe’s largest Ultra-Low-Cost Carriers (ULCCs) and leading operations, commercial, digital, and sustainability initiatives. As CEO of Flair Airlines from 2020 to 2024, he established Canada’s first true ULCC, expanding across Canada, the U.S., Mexico, and the Caribbean. Mr. Jones holds a Bachelor of Mechanical Engineering from the University of Auckland, New Zealand.

“We are delighted to welcome Stephen to our Board of Directors," said Charles F. Willis, Founder and Executive Chairman of WLFC. “Stephen brings an extensive depth of airline experience. He has worked for and with some of the best airlines in the world, in operational, commercial and financial roles, and has a very strong communication and leadership profile that will complement our existing board composition well.”

“I am incredibly honored and excited to be joining WLFC at this time. Charlie and the entire WLFC team have built a fantastic company that has now achieved real scale and market recognition. I firmly believe that the period ahead will continue to be one of strong growth for the Company and I look forward to working hard with the rest of the Board to cement WLFC’s position as the number one lessor of jet engines to the world’s airlines,” stated Mr. Jones.

Director Rae Ann McKeating submitted her resignation from the Board, which resignation was accepted and is effective December 31, 2024. “We are deeply grateful for Rae’s exceptional service and dedication to WLFC. As a valued member of the Board and Chair of the Compensation Committee, Rae’s insights, leadership, and unwavering commitment have left an indelible mark on the Company, and she will always remain a part of the Willis family,” said Charles F. Willis.

Willis Lease Finance Corporation

Willis Lease Finance Corporation (“WLFC”) leases large and regional spare commercial aircraft engines, auxiliary power units and aircraft to airlines, aircraft engine manufacturers and maintenance, repair, and overhaul providers worldwide. These leasing activities are integrated with engine and aircraft trading, engine lease pools and asset management services through Willis Asset Management Limited, as well as various end-of-life solutions for engines and aviation materials provided through Willis Aeronautical Services, Inc. Through Willis Engine Repair Center®, Jet Centre by Willis, and Willis Aviation Services Limited, the Company’s service offerings include Part 145 engine maintenance, aircraft line and base maintenance, aircraft disassembly, parking and storage, airport FBO and ground and cargo handling services.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties. Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which the forward-looking statement is based, except as required by law. Our actual results may differ materially from the results discussed in forward-looking statements. Factors that might cause such a difference include, but are not limited to: the effects on the airline industry and the global economy of events such as war, terrorist activity and the COVID-19 pandemic; changes in oil prices, rising inflation and other disruptions to world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing and current reports filed with the Securities and Exchange Commission. It is advisable, however, to consult any further disclosures the Company makes on related subjects in such filings. These statements constitute the Company’s cautionary statements under the Private Securities Litigation Reform Act of 1995.

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